Exhibit 12(a)

March 23, 2018

Cohen & Steers Institutional Global Realty Shares, Inc.

Cohen & Steers Capital Management, Inc.

280 Park Avenue

New York, New York 10017

Cohen & Steers Global Realty Shares, Inc.

Cohen & Steers Capital Management, Inc.

280 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization dated as of March 15, 2018 (the “Agreement”) by and between Cohen & Steers Global Realty Shares, Inc., a Maryland corporation (“Acquiring Fund”) and Cohen & Steers Institutional Global Realty Shares, Inc., a Maryland corporation (“Target Fund,” and together with Acquiring Fund, the “Funds”). With respect to Target Fund and Acquiring Fund, the Agreement describes a proposed transaction (the “Reorganization”) to occur on the date of this letter (the “Closing Date”), pursuant to which Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the “Acquisition Shares”) and the assumption by Acquiring Fund of all of the liabilities of Target Fund, following which the Acquisition Shares received by Target Fund will be distributed by Target Fund to its shareholders in complete liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you, for the benefit of Target Fund and Acquiring Fund, pursuant to section 7.5 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

Target Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder’s option. Target Fund has elected to be a regulated investment company for U.S. federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”).

Cohen & Steers Institutional Global Realty Shares, Inc.	March 23, 2018
Cohen & Steers Global Realty Shares, Inc.

Acquiring Fund is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder’s option. Acquiring Fund has elected to be a regulated investment company for U.S. federal income tax purposes under Section 851 of the Code.

For purposes of this opinion, we have considered the combined Proxy Statement/Prospectus dated January 12, 2018, the Agreement, and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof (the “Representation Letters”), representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete; and (iii) any representation made in any of the documents referred to herein “to the best of the knowledge” of any person or party is true without regard to such qualification.

Opinion

Based on and subject to the foregoing and subject to the final paragraphs hereof, we are of the opinion that, for U.S. federal income tax purposes:

(i)	The Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code, and Target Fund and Acquiring Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

Cohen & Steers Institutional Global Realty Shares, Inc.	March 23, 2018
Cohen & Steers Global Realty Shares, Inc.

(ii)	Under Sections 361 and 357 of the Code, Target Fund will not recognize gain or loss upon the transfer of all its assets to Acquiring Fund in exchange solely for Acquisition Shares and the assumption by Acquiring Fund of all the liabilities of Target Fund, or upon the distribution of Acquisition Shares by Target Fund to its shareholders in liquidation, except for (A) any gain or loss recognized on (1) “section 1256 contracts” as defined in Section 1256(b) of the Code or (2) stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (B) any other gain or loss required to be recognized by reason of the Reorganization (1) as a result of the closing of the tax year of Target Fund, (2) upon the termination of a position, or (3) upon the transfer of an asset regardless of whether such a transfer would otherwise be a nontaxable transaction under the Code;

(iii)	Under Section 1032 of the Code, Acquiring Fund will not recognize gain or loss upon receipt of the assets of Target Fund in exchange solely for Acquisition Shares and the assumption by Acquiring Fund of all the liabilities of Target Fund;

(iv)	Under Section 362(b) of the Code, Acquiring Fund’s tax basis in the assets of Target Fund transferred to Acquiring Fund in the Reorganization will be the same as Target Fund’s tax basis in such assets immediately prior to the transfer, adjusted for any gain or loss required to be recognized as described in (ii) above;

(v)	Under Section 1223(2) of the Code, Acquiring Fund’s holding periods for the assets it receives from Target Fund in the Reorganization, other than certain assets with respect to which gain or loss is required to be recognized as described in (ii) above, will include the periods during which such assets were held or treated for U.S. federal income tax purposes as being held by Target Fund;

(vi)	Under Section 354 of the Code, Target Fund’s shareholders will not recognize gain or loss upon the exchange of all of their shares of Target Fund for Acquisition Shares;

(vii)	Under Section 358 of the Code, the aggregate tax basis in the Acquisition Shares received by a shareholder of Target Fund will be the same as the aggregate tax basis in the Target Fund shares exchanged therefor;

(viii)	Under Section 1223(1) of the Code, a Target Fund shareholder’s holding period for the Acquisition Shares received will include the shareholder’s holding period for the Target Fund shares exchanged therefor, provided the shareholder held such Target Fund shares as capital assets on the date of the exchange; and

Cohen & Steers Institutional Global Realty Shares, Inc.	March 23, 2018
Cohen & Steers Global Realty Shares, Inc.

(ix)	Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury regulations thereunder.

We believe that Acquiring Fund will continue Target Fund’s historic business, within the meaning of Treas. Reg. § 1.368-1(d), as an open-end management investment company that seeks total return through investment in global real estate equity securities, and that the continuity of business enterprise test required for qualification under Section 368(a) of the Code is therefore met.

You should recognize that our opinions are not binding on the Internal Revenue Service (the “IRS”). No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

Our opinion is based on the Code, Treasury regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above. We undertake no obligation to update or supplement this opinion to reflect any such changes that may occur.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

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